EXHIBIT 99.2

Venta de Boletos por Computadora, S. A. de C. V.
and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Audited Financial Statements December 31, 2015

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Index
December 31, 2015 and 2014
________________________________________________________________________________________________________________________________

Report of Independent Auditors

To the Board of Directors and Shareholders:

In our opinion, the accompanying consolidated statement of financial position and the related consolidated statements of comprehensive income, changes in stockholders´ equity and cash flow present fairly, in all material respects, the financial position of Venta de Boletos por Computadora, S. A. de C. V. and its subsidiaries at December 31, 2015, and the results of their operations and their cash flow for the year then ended in conformity with Mexican Financial Reporting Standards. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The consolidated financial statements referred to above have been presented in conformity with the Mexican Financial Reporting Standards which vary in certain significant respects from Accounting Principles Generally Accepted in the United States of America (United States). Information relating to the nature and effect of such differences is presented in Note 19 to the consolidated financial statements.

PricewaterhouseCoopers, S. C.

/s/ Arturo Martinez Mojica
Arturo Martinez Mojica
Audit Partner

Mexico City, June 21, 2016

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Financial Position
As of December 31, 2015 and 2014
_____________________________________________________________________________________________________________________________________

Amounts expressed in Mexican pesos

		December 31,
Assets	2015		2014
			Unaudited

CURRENT ASSETS:
Cash and cash equivalents (Note 6)	Ps	914,420,510	Ps	279,971,575
Accounts receivable (Note 7)		51,721,678		67,980,595
Related parties (Note 8)		77,657,777		241,905,187
Deferred costs and advance payments		1,350,093		8,119,730

Total current assets		1,045,150,058		597,977,087

FURNITURE AND EQUIPMENT - Net (Note 9)		28,017,535		39,677,188

INTANGIBLE ASSETS AND OTHER ASSETS (Note 10)		24,940,381		43,750,692

DEFERRED INCOME TAX (Note 15)		4,792,789		—

Total assets	Ps	1,102,900,763	Ps	681,404,967

Liabilities and Stockholders' Equity

CURRENT LIABILITIES:
Suppliers	Ps	77,747	Ps	5,783,468
Accounts payable		651,504,500		324,168,236
Related parties (Note 8)		574,959		1,632,643
Accrued liabilities (Note 11)		18,651,128		9,515,734
Value added tax payable		5,155,959		7,660,274
Deferred revenues		—		4,653,716

Total current liabilities		675,964,293		353,414,071

DEFERRED INCOME TAX (Note 15)		—		3,349,113

Total liabilities		675,964,293		356,763,184

STOCKHOLDERS' EQUITY (Note 12):
Capital stock		21,854,275		21,854,275
Share premium		2,628,300		2,628,300
Retained earnings		396,557,426		294,410,774

Controlling shareholders' investment in controlling interest		421,040,001		318,893,349
Non-controlling interest		5,896,469		5,748,434

Total stockholders' equity		426,936,470		324,641,783

COMMITMENTS AND CONTINGENCIES (Notes 16 and 17)		—		—

Total liabilities and stockholders' equity	Ps	1,102,900,763	Ps	681,404,967

The accompanying nineteen notes are an integral part of these financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Comprehensive Income
For the years ended December 31, 2015 and 2014
______________________________________________________________________________________________________________________________________

Amounts expressed in Mexican pesos

	Year ended
	December 31,
	2015		2014
			Unaudited

Revenue for services (Note 13)	Ps	843,080,800	Ps	592,427,661
Cost of services (Note 14)		(301,010,948)		(183,286,331)

Gross profit		542,069,852		409,141,330

Operating expenses (Note 14)		(138,514,930)		(147,040,661)

Operating income		403,554,922		262,100,669

Comprehensive financing results:
Interest income - Net		28,432,999		16,921,633
Exchange gain - Net		1,545,673		17,692

Comprehensive financing income - Net		29,978,672		16,939,325

Profit before income taxes		433,533,594		279,039,994

Provision for income taxes (Note 15):
Current income tax		(140,835,809)		(78,248,691)
Deferred income tax		8,141,902		(3,366,359)

		(132,693,907)		(81,615,050)

Net consolidated profit for the year		300,839,687		197,424,944

Other comprehensive income		—		—

Consolidated comprehensive income for the year	Ps	300,839,687	Ps	197,424,944

Distribution of consolidated comprehensive net income for the year:
Controlling interest	Ps	299,646,652	Ps	195,547,027
Non-controlling interest		1,193,035		1,877,917

	Ps	300,839,687	Ps	197,424,944

The accompanying nineteen notes are an integral part of these financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación
Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statement of Changes in Stockholders’ Equity
(Note 12)
For the years ended December 31, 2015 and 2014
_________________________________________________________________________________________________________________________________________

Amounts expressed in Mexican pesos

						Retained earnings
		Capital stock		Share premium		Holding		Subsidiaries		Total		Non-controlling interest		Total
Balances at January 1, 2014 (Unaudited)	Ps	21,854,275	Ps	2,628,300	Ps	165,078,673	Ps	118,862,151	Ps	283,940,824	Ps	3,870,517	Ps	312,293,916

Dividends received		—		—		63,061,895		(63,061,895)		—		—		—

Dividends paid		—		—		(185,077,077)		—		(185,077,077)		—		(185,077,077)

Comprehensive income for the year (Note 3q.)		—		—		144,983,500		50,563,527		195,547,027		1,877,917		197,424,944

Balances at December 31, 2014 (Unaudited)		21,854,275		2,628,300		188,046,991		106,363,783		294,410,774		5,748,434		324,641,783

Dividends received		—		—		80,999,994		(80,999,994)		—		—		—

Dividends paid		—		—		(197,500,000)		—		(197,500,000)		—		(197,500,000)

Dividends paid to non-controlling interest		—		—		—		—		—		(1,045,000)		(1,045,000)

Comprehensive income for the year (Note 3q.)		—		—		192,263,407		107,383,245		299,646,652		1,193,035		300,839,687

Balances at December 31, 2015	Ps	21,854,275	Ps	2,628,300	Ps	263,810,392	Ps	132,747,034	Ps	396,557,426	Ps	5,896,469	Ps	426,936,470

The accompanying nineteen notes are an integral part of these financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Cash Flows
For the years ended December 31, 2015 and 2014
__________________________________________________________________________________________________________________________________________

Amounts expressed in Mexican pesos

	Year ended
	December 31,
Operating activities	2015		2014
			Unaudited

Profit before income taxes	Ps	433,533,594	Ps	279,039,994

Items related to investing activities:
Depreciation and amortization		39,014,618		25,891,930
Interest receivable		(28,432,999)		(16,921,633)

Subtotal of investing activities related items		444,115,213		288,010,291

Decrease (increase) in accounts receivable		16,258,917		(5,685,615)
Decrease (increase) in related parties		163,189,726		(92,900,475)
Decrease in deferred costs		6,769,637		2,648,797
Increase in suppliers and other accounts payable		326,770,127		88,424,133
(Decrease) increase in deferred revenues		(4,653,716)		1,653,853
Income taxes paid		(139,510,540)		(79,290,423)

Net cash flows from operating activities		812,939,364		202,860,561

Investing activities

Investment in furniture and equipment		(4,511,481)		(20,439,182)
Interest collected		28,432,999		16,921,633
Investment in other assets		(3,866,947)		(3,566,478)

Net cash flows from investing activities		20,054,571		(7,084,027)

Financing activities

Dividends paid to non-controlling interest		(1,045,000)		—
Dividends paid		(197,500,000)		(185,077,077)

Net cash flows from financing activities		(198,545,000)		(185,077,077)

Net increase in cash and cash equivalents		634,448,935		10,699,457

Cash and cash equivalents at beginning of year		279,971,575		269,272,118

Cash and cash equivalents at end of year	Ps	914,420,510	Ps	279,971,575

The accompanying nineteen notes are an integral part of these financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

Amounts expressed in Mexican pesos

Note 1 - Company operations:

Venta de Boletos por Computadora, S.A. de C.V. (VBC), is subsidiary of OCESA Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V., and it was established on June 3, 1991 under Mexican laws, for a term of 99 years. The activities and operations of VBC and its subsidiaries (Company) have mainly the following objectives:

a.
Marketing of tickets through automated sales systems for any type of events (including but not limited to shows related to sport, musical, cultural, theater, and massive entertainment), mainly through the electronic system called “Ticketmaster”.

b.	Using, transmission, marketing or control of goods, services and databases related to the activities above mentioned, and rendering of related services.

The Company has no employees, and all administrative, accounting, legal, finance and operation services are provided by a related party.

Note 2 - Basis of preparation:

Mexican Financial Reporting Standards (MFRS)

The accompanying consolidated financial statements at December 31, 2015 and 2014, fairly meet the provisions of the MFRS to show a fair presentation of the Company's financial position. MFRS state that the International Financial Reporting Standards, the International Accounting Standards (IAS), the International Financial Reporting Interpretations and the Interpretation Committee are a supplementary part of the MFRS when the absence of the MFRS requires it. Accordingly, the Company with the purpose of recognizing, valuing and disclosing its own particular transactions, applies the IAS-18 “Revenue”, issued by the International Accounting Standards Board. See Note 3s.

MFRS effective from January 1, 2015

As of January 1, 2015, the Company retrospectively adopted the following improvements to MFRS, issued by Consejo Mexicano de Normas de Información Financiera (CINIF), which became effective as of the aforementioned date. It is considered that no relevant effects over the financial information presented by the Company arise from such improvements to MFRS:

•
MFRS B-8 “Consolidated or combined financial statements”. Incorporates the definition and method of identifying an investment entity. It also establishes the need of performing an analysis to conclude if such entities control the entities in which they participate, if not, the type of investment should be identified and, for accounting recognition purposes the relevant MFRS must be applied.

•
MFRS C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. It establishes that advance payments of foreign currency clients should be recognized and the exchange rate of the transition date; i.e., at historical exchange rate and such amount should not be modified due to subsequent exchange fluctuations.

Financial statement authorization

The accompanying consolidated financial statements and their notes were authorized to be issued on March 4, 2016, by George Gonzalez and Jorge López de Cardenas Ramírez, whom have legal authorization to approve financial statements and their notes except for the Note 19 which was authorized for its issuance on June 21, 2016.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

Note 3 - Summary of significant accounting policies:

Most significant accounting policies are summarized as follows, which have been consistently applied in the reporting years, unless otherwise indicated.

The MFRS require the use of some critical accounting estimates in the preparation of the financial statements. Management judgment is also required in the process of determining the Company’s accounting policies. The areas including a higher degree of judgment or complexity and those where the assumptions and estimates are significant to the consolidated statements are described in Note 4.

a.	Consolidation

Subsidiaries

Subsidiaries are all entities over which the Company has control to direct their relevant activities, has the right (and is exposed) to variable returns from its share and has the ability to affect those returns through its power. In assessing whether the Company controls an entity, the existence and effect of potential voting rights that are currently exercisable or convertible were considered. The existence of control in cases where the Company has no more than 50% of voting rights but it may decide the financial and operating policies is also assessed.

Subsidiaries are consolidated as of the date they are controlled by the Company and are no longer consolidated when the control is lost. Transactions, balances and unrealized gains and losses resulting from transactions between the consolidated companies have been eliminated. The accounting policies applied by subsidiaries have been amended to ensure consistency with the accounting policies adopted by the Company, where necessary.

In preparing the consolidated financial statements, the financial statements of the subsidiaries at December 31, 2015 and 2014 and for the periods ended on those dates were used.

The accompanying consolidated financial statements include the figures of VBC and its subsidiaries, as mentioned below:

	Parent percentage share

Company	2015 and 2014	Main activity

Servicios Especializados para la Venta Automatizada de Boletos, S. A. de C. V.	100	Rendering of administrative, technical, technological and marketing services.
ETK Boletos, S. A. de C. V. (ETK)	72.5	Automated sales of tickets.

Transactions with non-controlling shareholders

The Company recognizes transactions with non-controlling shareholders as transactions between shareholders. When a non-controlling interest is acquired, the difference between any consideration paid and the share of the subsidiary acquired measured at their carrying amount is recorded in equity. Gains or losses on disposal of a share in a subsidiary that does not involve the loss of control by the Company are also recognized in equity.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

b.	Recording, functional and presentation currency

Items included in the financial statements of each of these entities are measured at the currency of the primary economic environment in which the entities operate, i.e., its “functional currency”. The consolidated financial statements are presented in (Mexican pesos), which is the Company's reporting currency.

c.	Effects of inflation on the financial information

According to the provisions of MFRS B-10 “Inflation Effects”, as of January 1, 2008, the Mexican economy is not an inflationary environment, since cumulative inflation has been below 26% (limit to define an economy as inflationary) therefore, it has been required to discontinue the recognition of the inflation effects in the financial information. Accordingly, the figures of the accompanying consolidated financial statements at December 31, 2015 and 2014 are stated in historical Mexican pesos modified by the inflation effects on the financial information recognized up to December 31, 2007.

Inflation rates are shown below:

	December 31,

	2015	2014

Annual inflation rate	2.13	4.08
Cumulative inflation in the last three years	12.08	11.80

d.	Cash and cash equivalents

Cash and cash equivalents include cash balances, bank deposits and other highly liquid investments with minor risks by changes in value. (See Note 6).

e.	Accounts receivable

Accounts receivable mainly represent amounts due from service centers and outlets related to the sale of tickets in cash and/or credit and debit cards. (See Note 7).

f.	Deferred cost

The unrealized cost includes costs related to ticket printing and its inventories. These costs are recognized in the income statement when the contracted services are used.

g.	Advance payments

Advance payments represent such expenditures made by the Company where the risks and benefits inherent to the goods to be acquired or services to be received have not been transferred. Advance payments are recorded at their cost and presented in the statement of the financial position as current or non-current assets, depending on the destination item. Once the goods and/or services related to advance payments are received, they should be recognized as an expense in the income statement or an asset in the statement of financial position (balance sheet), according to the respective nature. Advance payments in foreign currencies are recognized at the exchange rate at the date of the transaction, without modification by subsequent fluctuations between the currencies.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

h.	Furniture and equipment

At December 31, 2015 and 2014, furniture and equipment are expressed as follows: i) acquisitions subsequent to January 1, 2008, at their historical cost and ii) acquisitions until December 31, 2007 at their restated value determined by applying National Consumer Price Index (NCPI) factors to their acquisition values until December 31, 2007.

Depreciation is calculated by the straight line method based on the useful lives of the assets estimated by the Company’s management applied to the furniture and equipment values. (See Note 9).

Furniture and equipment are subject to annual impairment testing only when impairment indicators are identified. Accordingly, these are expressed at their modified historical cost, less cumulative depreciation and, in its case, impairment losses. As of December 31 2015 and 2014 there has been no indication of impairment.

i.	Intangible assets and other assets

At December 31, 2015 and 2014, intangible assets includes the EDB-Ticket software, which is amortized over 10 years; E-Ticket brand which is considered as indefinite useful life; net investment of the access rights and ease to different properties and non-compete agreement, which are amortized during the term of the agreements.

Intangible assets are recognized when they meet the following conditions: are identifiable, provide future economic benefits and the company has control over such benefits. Intangible assets are classified as follows:

•
Finite useful life: are those whose expected future economic benefits are limited by any legal or economic condition and are amortized in straight line in accordance to term of the contract and are subject to annual impairment testing when impairment indicators are identified.

•	Indefinite useful life, which are not amortized and subject to annual impairment assessment.

Intangible assets are expressed at historical cost. Subsequently, those assets are stated at their historical cost, reduced from the corresponding cumulative amortization and, when appropriate, from impairment losses. As of December 31 2015 and 2014 there has been no indication of impairment.

j.	Suppliers and accounts payable

This item includes obligations with suppliers and other payables for purchases of goods or services acquired in the normal course of Company's operations. When payment is expected in a period of one year or less from the closing date (or in the normal operating cycle of the business if this cycle exceeds this period), they are presented as current liabilities. If the above is not met, they are presented as non-current liabilities.

Accounts payable from ticket sales mainly comprise the balance payable to companies promoting future events.

k.	Provisions

Liability provisions represent present obligations for past events, where outflow of economic resources is probable (it is more likely than not). These provisions have been recorded based on management's best estimation.

l.	Current and deferred income tax

Current and deferred tax is recognized as an expense in the period income, except when arising from a transaction or event that is recognized outside the period income as other comprehensive income or an item directly recognized in stockholders' equity.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

The deferred income tax is recorded based on the comprehensive asset-and-liability method, which consists of recognizing deferred tax on all temporary differences between the accounting and tax values of assets and liabilities to be materialized in the future, at rates enacted in the tax provisions in force at financial statements dates. (See Note 15).

m.	Deferred revenue

Unrealized revenue represents future advertising revenues, which are applied to income when the customer uses those advertising spaces, such as the VBC newsletter called “La Guía de Entretenimiento”, on the ticket and the envelope, as well as advertising by telephone and internet.

n.	Stockholders’ equity

The capital stock, the share premium and retained earnings are expressed as follows: i) movements made as of January 1, 2008 at historical cost, and ii) movements made before January 1, 2008 at restated values determined by applying NCPI factors up to December 31, 2007 to their originally determined values (see Note 12). Consequently, the different stockholders’ equity concepts are expressed at modified historical cost.

o.	Share premium

The share premium represents the difference in surplus between the payment for subscribed shares and their nominal value.

p.	Other comprehensive income

The Other Comprehensive Income (OCI) is composed of the result from translation of foreign operations, the change in fair value of cash flow hedges, interest in the OCI of associates as well as income taxes related to the OCI. The OCI represents revenue, costs and expenses already accrued but still pending completion, which is expected in the medium term and whose value may change due to changes in the fair value of assets or liabilities from which they arise, which means that they may not be realized in part or in full. The OCI is recycled when this is realized and is recognized as a separate component in stockholders' equity in order to be recognized in net consolidated income in the period in which the asset or liability that gave rise to them is realized. As of December 31, 2015 and 2014 there are no items in the OCI.

q.	Comprehensive income

The comprehensive income comprises the net income, as well as items required under specific MFRS provisions, which are shown in stockholders’ equity and do not constitute equity payments, reductions and distributions. Comprehensive income for 2015 and 2014 is expressed at historical pesos.

r.	Costs, expenses and additional line items presentation in the statement of income

The Company presents costs and expenses in the consolidated statements of income based on the function of items, which mainly separates the costs of services from other costs and expenses. Additionally, for a better analysis of its financial position, the Company has considered necessary to present the operating profit separately in the statement of income, as such information is a disclosure practice in the sector to which the Company belongs.

s.	Revenue recognition

Revenue from commissions on ticket sales are recognized when the tickets are sold and the commission represents a percentage of the ticket value. VBC and ETK deliver the value of tickets sold to the venue at which the event took

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

place, within two business days after the event is finished. The amount of tickets sold in advance is recognized as a liability in favor to the venue where the event will take place.

Revenue from the provision of marketing services involving incoming and outgoing calls, tickets sales and commercialization of databases are recognized as they are rendered, and a) the revenue amount incurred is reliably determined, and b) the Company is likely to receive economic benefits associated to the provision for the services.

t.	Other income allowances

The allowance for bad debts is recognized based on studies made by Company’s Management and is considered sufficient to absorb losses in accordance with the policies established by the Company.

u.	Exchange gain

Transactions in foreign currencies are initially recorded at the recording currency applying the exchange rate prevailing on the dates they are entered into and/or settled. Assets and liabilities denominated in such currency are translated at the exchange rate prevailing on the statement of the financial position date. Exchange gain or loss differences arising from fluctuations in the exchange rates between the transaction and settlement dates, or valuation at the period closing, are recognized in income as a component of the Comprehensive Financing Result (CFR), with exception of those exchange differences that, as a part of the cost of eligible assets, are capitalized with other components of CFR.

Note 4 - Accounting estimates:

The Company makes estimates and projections about future events to recognize and measure certain financial statement items. The resulting recognized accounting estimates may differ from actual results or events. The estimates and projections that have a significant risk of material adjustments in the assets and liabilities recognized during the following year are described below.

The Company is subject to pay income tax. Significant judgments are required to recognize the current and deferred income tax. There are many transactions and calculations for which an accurate tax determination is uncertain. The Company recognizes a liability for those matters observed during tax audits that are considered likely to result in the determination of tax additional to that originally incurred. When the result of these processes is different from the estimated liability, the differences are recognized under deferred and/or current income tax.

Note 5 - Foreign currency position:

The figures in this note are stated in US dollars (Dls.), except for exchange rates.

a.	As of December 31, 2015 and 2014, the Company had the following monetary assets and liabilities in dollars as shown as follows:

	December 31,

		2015		2014
				Unaudited
Assets	Dls.	637,336	Dls.	252,486
Liabilities		(29,596)		(455,343)

Net long (short) position	Dls.	607,740	Dls.	(202,857)

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

At December 31, 2015 and 2014, the exchange rate was Ps17.24 and Ps14.74 per dollar, respectively. At the date of issuance of the financial statements, the exchange rate was of Ps17.89 per dollar.

b.	The most significant foreign currency transactions carried out by the Company are summarized below:

	Year ended
	December 31,
	2015		2014
			Unaudited

Sales	Dls.	1,381,059	Dls.	453,338
Costs and operating expenses		(2,631,808)		(2,028,889)
Royalty costs		(250,000)		(250,000)

Note 6 - Cash and cash equivalents:

The cash and cash equivalents balance at December 31, 2015 and 2014, is mainly comprised of cash on hand, bank deposits, foreign currency balances, and available demand investments, all highly liquid and subject to insignificant risks of change in value. The breakdown of this balance is shown as follows:

	December 31,
	2015		2014
			Unaudited

Cash	Ps	99,436	Ps	2,590,599
Bank deposits		11,135,634		18,397,976
Demand investments		903,185,440		258,983,000

Total cash and cash equivalents	Ps	914,420,510	Ps	279,971,575

Investments in securities are subject to several risks, mainly those related to the market they operate, associated terms with the interest rates, exchange rates and the inherent risks of credit and liquidity market.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

Note 7 - Accounts receivable:

Accounts receivable at December 31, 2015 and 2014 are as follows:

	December 31,
	2015		2014
			Unaudited

Customers	Ps	1,556,012	Ps	3,040,924
Accounts receivable from sales of tickets		25,081,494		23,019,989
Recoverable income tax		20,036,131		42,126,374
Other accounts receivable		5,171,333		410,634

		51,844,970		68,597,921

Allowance for doubtful accounts		(123,292)		(617,326)

	Ps	51,721,678	Ps	67,980,595

Note 8 - Balances and transactions with related parties:

As mentioned in Note 1, the Company is a direct subsidiary of Ocesa Entretenimiento, S. A. de C. V.

a.	The balances with related parties at December 31, 2015 and 2014 are shown as follows:

	December 31,

Accounts receivable:	2015		2014
			Unaudited
Affiliates

Operadora de Centros de Espectáculos, S. A. de C. V. (OCESA) [1]	Ps	73,166,660	Ps	196,946,742
Make Pro, S. A. de C. V.		2,209,235		54,264
Servicios Corporativos CIE, S. A. de C. V.		500,345		368,251
Fútbol del Distrito Federal, S. A. de C. V.		419,749		64,332
Serinem México, S. A. de C. V.		388,464		99,698
Servicios Compartidos de Alta Dirección, S. A. de C. V.		308,878		230,352
Televisa, S. A. de C. V.		250,951		272,310
Ocesa Promotora, S. A. de C. V.		212,857		43,193,521
Cie Internacional, S. A. de C. V.		119,031		165,573
Creatividad y Espectáculos, S. A. de C. V.		80,081		75,018
Car Sport Racing, S. A. de C. V.		1,526		32,055
Administradora Mexicana de Hipódromo, S. A. de C. V.		—		197,417
Ocesa Presenta, S. A. de C. V.		—		176,568
Inmobiliaria de Centros de Espectáculos, S. A. de C. V.		—		15,486
Ideas Marketing, S. A. de C. V.		—		13,600
	Ps	77,657,777	Ps	241,905,187

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

	December 31,

Accounts payable:	2015		2014
			Unaudited
Affiliates

Servicios Administrativos del Entretenimiento, S. A. de C. V.	Ps	314,966	Ps	1,145,343
Administradora Mexicana de Hipódromo, S. A. de C. V.		240,273		—
Operadora de Centros de Espectáculos, S. A. de C. V.		19,720		—
TicketMaster LLC CA		—		3,083
Servicios de Protección Privada Lobo, S. A. de C. V.		—		3,689
Needish México, S. A. de C. V.		—		480,528
	Ps	574,959	Ps	1,632,643

1 Accounts receivable with OCESA have no expiration term, without guarantee, and they accrued monthly interests to the TIIE plus two points.

b.	During the years ended on December 31, 2015 and 2014, the Company carried out the following operations with related parties:

	Year ended
	December 31,
Income from:	2015		2014
			Unaudited
Affiliates
Commissions and charges from ticket sales	Ps	45,962,507	Ps	30,081,063
Sponsorship income		18,962,000		19,571,780
Interest earned		15,333,196		12,684,886
Equipment leasing		291,487		1,190,523
Other income		30,680		957,880

Costs and expenses:

Affiliates
Personnel, administrative and security services	Ps	(93,914,664)	Ps	(91,587,884)
Lease of properties		(10,194,494)		(9,794,815)
Corporate fees		(7,995,022)		(7,289,376)
Sponsorship commissions		(1,643,333)		(2,052,460)
Other expenses		(2,940,394)		(4,223,640)

Stockholders:
Communication services		(7,087,344)		(4,118,653)
Royalties		(4,007,931)		(3,300,256)

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

Note 9 - Furniture and equipment:

The investment in furniture and equipment at December 31, 2015 and 2014 is as follows:

					Annual
					depreciation
	December 31,				or amortization
	2015			2014	rate (%)
				Unaudited

Computer and peripheral equipment	Ps	171,223,497	Ps	171,852,958	30
Furniture and equipment		8,503,286		8,502,043	10
Leasehold improvements		6,681,508		6,681,508	5
Transportation equipment		4,327,832		4,101,868	25

		190,736,123		191,138,377

Accumulated depreciation		(162,718,588)		(151,461,189)
	Ps	28,017,535	Ps	39,677,188

Depreciation recorded in the statement of income for 2015 and 2014 amounts to Ps16,342,707 and Ps16,790,198, respectively, and is recognized in the cost of services and operating expenses.

There are fully depreciated assets in the amount of Ps130,413,186 and Ps120,339,721 at December 31, of 2015 and 2014, respectively.

Note 10 - Intangible assets and other assets:

Intangible assets and other assets at December 31, 2015 and 2014 are as follows:

	December 31,
	2015		2014
			Unaudited
Access rights and ease to properties - Net	Ps	26,918,476	Ps	42,212,904
EDB-Ticket Software		6,715,900		6,715,900
Non-compete agreement - ETK		5,600,000		5,600,000
E- Ticket Brand		1,900,100		1,900,100
		41,134,476		56,428,904
Accumulated amortization		(16,296,869)		(25,861,534)

		24,837,607		30,567,370
Other assets		102,774		13,183,322
	Ps	24,940,381	Ps	43,750,692

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

Amortization recorded in the statement of income for 2015 and 2014 amounts to Ps22,671,911 and Ps9,101,732, respectively, and is recognized in the cost of services and operating expenses.

Note 11 - Liability provisions:

Following is an analysis of the movements in most significant liability provisions at December 31, 2015 and 2014:

	December 31,
	2015		2014
			Unaudited

Beginning balance	Ps	9,515,734	Ps	23,178,580
Increases		18,651,088		9,515,734
Applications		(8,677,927)		(23,178,580)
Cancellations		(837,767)		—
Ending balance	Ps	18,651,128	Ps	9,515,734

Note 12 - Stockholders’ equity:

a.	Capital stock

As of December 31, 2015 and 2014, the Company’s capital stock is comprised of 21,854,275 common, nominative shares, with a par value of one Mexican peso each, classified in two series as follows:

Number of shares	Description		Amount

17,975	Series "A" shares, comprising the minimum fixed capital stock without withdrawal rights	Ps	17,975
32,025	Series "B" shares, comprising the minimum fixed capital stock, without withdrawal rights		32,025
50,000	Subtotal of capital stock without withdrawal rights		50,000
10,529,241	Series "A" shares, comprising the variable portion of capital stock, with an unlimited maximum		10,529,241
4,095,148	Series "A-1" shares, comprising the variable portion of capital stock, with an unlimited maximum		4,095,148
7,179,886	Series "B" shares, comprising the variable portion of capital stock, with an unlimited maximum		7,179,886
21,804,275	Subtotal variable capital stock		21,804,275
21,854,275	Capital stock	Ps	21,854,275

b.	Retained earnings

The net income is subject to the legal requirement that at least 5% of the income for each year is intended to increase the legal reserve until it is equal to one fifth of the amount of the capital stock. As of 31 December 2015 and 2014 the Company has a legal reserve of Ps7,223,140 in both years.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

In October 2013 Mexican Congress approved the issuance of a new Law on Income Tax (Income Tax Law) which came into force on January 1, 2014. Among other things, this Act sets that for years 2001 to 2013, the next tax profit is determined in under the terms of the Income Tax Law in force in the fiscal year concerned, as well as an additional tax of 10% for the profits generated as of 2014 to dividends paid to foreign residents and Mexican individuals.

Dividends paid are not subject to income tax if paid from the after-tax earnings account (CUFIN for its acronym in Spanish), and they are subject to a tax from 4.62% to 7.69% if paid from the reinvested CUFIN. Any dividends paid in excess of CUFIN or reinvested CUFIN are subject to tax equivalent to 42.86% if paid in 2015. The current tax is payable by the Company and may be credited against its income tax for the same year or the following two years. Dividends paid from previously taxed profits are not subject to tax withholding or additional tax payment.

At the October 8, 2015 meeting, the stockholders agreed to declare and pay dividends in the amount of Ps197,500,000, on which Ps103,632,327 were not from CUFIN and a tax of Ps44,414,743 was accrued.

At the July 18 and December 16, 2014 meetings, the stockholders agreed to declare and pay dividends in the amount of Ps176,630,552 and Ps8,446,525, respectively, and for the remaining balance not covered by the CUFIN, a tax of Ps31,462 and Ps3,898,747 was accrued, respectively.

In the event of a capital reduction, any excess of stockholders’ equity over capital contributions account, the latter restated in accordance with the provisions of the Income Tax Law, is accorded the same tax treatment as dividends.

Note 13 - Revenue analysis:

The analysis of the nature of revenue at December 31, 2015 and 2014 is shown as follows:

	Year ended December 31,
Revenue:	2015		2014
			Unaudited
Service charges	Ps	667,534,127	Ps	447,412,366
Credit card recovery		92,095,494		65,527,146
Advertising		21,132,148		23,226,360
Entertainment guide		19,754,246		35,576,708
Implementation of services		3,866,540		5,090,843
Others		38,698,245		15,594,238

Total revenue	Ps	843,080,800	Ps	592,427,661

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

Note 14 - Costs and expenses analysis:

The analysis of the nature of relevant costs and expenses at December 31, 2015 and 2014, is shown as follows:

	Year ended December 31,
Costs:	2015		2014
			Unaudited

Commissions	Ps	(144,402,798)	Ps	(88,722,066)
Maintenance		(18,252,070)		(1,302,565)
Lease		(15,223,653)		(2,679,646)
Entertainment guide		(15,115,102)		(16,456,397)
Professional services		(14,220,536)		(593,159)
Tickets		(12,372,681)		(9,472,212)
Administrative services		(6,497,619)		(12,906,687)
Computing services		(5,945,932)		(8,419,873)
Non-capitalizable assets		(5,062,068)		(4,853,841)
Royalties		(4,007,931)		(3,300,256)
Advertising		(2,844,384)		(602,938)
Production		(110,500)		(7,335,822)
Others		(32,396,435)		(18,439,137)
		(276,451,709)		(175,084,599)
Depreciation and amortization		(24,559,239)		(8,201,732)
Total costs	Ps	(301,010,948)	Ps	(183,286,331)

Expenses:
Administrative services	Ps	(69,799,257)	Ps	(83,332,289)
Lease		(11,114,408)		(11,488,159)
Corporate fees		(7,995,023)		(6,641,376)
Computing services		(1,088,686)		(150,857)
Others		(34,062,177)		(27,737,782)
		(124,059,551)		(129,350,463)
Depreciation and amortization		(14,455,379)		(17,690,198)
Total expenses	Ps	(138,514,930)	Ps	(147,040,661)

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

Note 15 - Income Tax:

i.
In 2015 and 2014, the Company determined a tax profit of Ps469,452,697 and Ps260,828,970, respectively. The tax income differs from the accounting income, mainly in such items cumulative by the time and deducted differently for accounting and tax purposes, by the recognition of the inflation effects for tax purposes, as well as such items only affecting either the accounting or tax income.

ii.	The Income Tax Law, which came into force on January 1, 2014 establishes that the income tax rate applicable for 2014 and subsequent years is 30% on the taxable fiscal profit.

iii.	The reconciliation between the statutory and the effective income tax rates is shown below:

	Year ended December 31,
	2015		2014
			Unaudited
Profit before income taxes	Ps	433,533,594	Ps	279,039,994
Income tax statutory rate		30%		30%
Income tax at statutory rate		130,060,078		83,711,998
Plus (less) effect of the following permanent items on the income tax:
Effects of inflation		(1,663,219)		(2,823,380)
Non-deductible expenses		837,610		695,749
Other items		3,459,438		30,683
Income tax at current rate	Ps	132,693,907	Ps	81,615,050
Effective income tax rate		31%		30%

iv.    At December 31, 2015 and 2014 the main temporary differences on which deferred income tax was recognized are analyzed as follows:

	December 31,
	2015		2014
			Unaudited
Furniture and equipment	Ps	9,046,903	Ps	2,612,299
Intangible assets and other assets		(10,495,266)		(17,712,902)
Deferred costs		(1,350,093)		(8,119,730)
Provisions and estimations		18,774,420		10,133,060
Deferred revenues		—		1,923,564
		15,975,964		(11,163,709)
Applicable income tax rate		30%		30%
Deferred income tax asset (liability)	Ps	4,792,789	Ps	(3,349,113)

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

Note 16 - Commitments:

a.
VBC offices. VBC has entered into an agreement with Operadora de Centros de Espectáculos, S. A. de C. V. (OCESA), an affiliated company, for the use of office spaces and for certain cleaning and security services in these places located inside the facilities of “Palacio de los Deportes” in Mexico City. This agreement grants VBC to use the facilities as its offices and call center in this City. VBC pays to OCESA a monthly fixed fee. In addition, VBC has signed a lease agreement with an individual involving a property located in Guadalajara, Jalisco, used as its offices and call center in this City, where VBC pays a monthly fixed fee that increases annually based on the NCPI.

b.
As part of its business activities, VBC and ETK are engaged in the distribution and sale of tickets to certain artistic events to be conducted in the immediately following year, in exchange for which they receive amounts from third parties for the purchase of tickets to said events. The companies hold those amounts in cash, so that if the events in question are not held, the amounts are returned in accordance with the applicable legal provisions. At December 31, 2015 and 2014, cash and cash equivalents included deposits received from third parties for the eventual acquisition of tickets totaling Ps644,840,526 and Ps298,537,722, respectively.

c.
Ticketmaster Brand Name and System. VBC has entered into a license agreements with Ticketmaster Corporation for use of the TicketMaster brand and system, expiring on March 31, 2015, and for which it pays an annual royalty fixed fee expressed in dollars, this agreement was renewed for a period of three years, ending on March 31, 2018.

Note 17 - Contingencies:

a.
Under the provisions of the Income Tax Law, parties carrying out operations with related parties, either resident in Mexico or abroad, are subject to tax limitations and obligations related to the determination of transfer pricing, which must be similar to those agreed with unrelated parties in comparable transactions.

In the event of an official review, the tax authorities could consider that the above-mentioned prices are not in line with the provisions of the Law, in which case, aside from restatement and surcharges, the tax authorities could impose fines of up to 100% of any omitted taxes.

b.
The Company regularly contract the services of specialists in areas such as security, cleaning, access control, production, assembling and other similar services required to conduct its business activities, and it perform multiple agreements with third parties who agreeing to develop activities to the Company. Under the provisions of the labor legislation and recent amendments thereto on the subject of social security, some of the subcontractors or workers of these service providers may take steps in order for the Company to be considered the beneficiary of those services or liable for possible related contingencies.

The Company has entered into agreements where set up that there are no work relationship between subcontractors and/or employees of these service providers or third parties and the Company, and in those agreements the service providers, are committed (guaranteeing in most times) to hold the Company harmless or to provide an indemnity for any liability imposed, thereby in accordance with Company's labor advisors, is not necessary to reserve amounts to address these actions which they are the responsibility of third parties.

c.
The Company is regularly called by the Federal Attorney's Office of Consumer (PROFECO) when consumers of their services do not consider that the conditions offered are met and complain into this office. Sometimes the PROFECO has imposed fines for alleged violations of administrative procedures or to the related law. At the date of issuance of the financial statements, there are conciliatory proceedings into the PROFECO.

To date, the Company has not suffered any damages from those complaints and in litigation of those complaints, the resolutions imposed have been settled, therefore, in the opinion of the Company advisors, these matters do not represent a material contingency, and it is very unlikely that any of those amounts will be payable, or where

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

appropriate, that the above criteria under which the Company was never condemned to these causes could be opposite.

d.
On July 24, 2012, the Procedures General Department of PROFECO issued a sanction to VBC for an alleged violation of article 10 of the Consumer Protection Law, as it considers that marketing and sale of the service denominated “La Guía” is an unfair practice for consumers, and therefore imposed a Ps1,690,331 fine and instructed the Company to stop marketing “La Guía” as it has so far. A motion for review was filed against said resolution, and on October 25, 2012, the Procedures General Department declared the company's grievances unfounded.

In light of the foregoing, on January 21, 2013, VBC filed an annulment motion against the resolution that confirmed the sanction and the eighth Regional Metropolitan Chamber of the Federal Tax and Administrative Court received the motion for annulment and declared the validity of the ruling questioned.

VBC then filed a motion for review on January 10, 2014, as a result of which the tenth Collegiate Court for Administrative Matters of the First Circuit granted the appeal to VBC on November 21, 2014 and declared invalidity the contested decision due to inconsistencies by the authorities in the procedure for the determination of the penalty, but without ruling on the merits.

However, in order to obtain a ruling on the merits, a motion for direct protection was filed requesting the Federal Court to consider the legality of the actions of VBC. At the date of the financial statements the Company is waiting an answer over the defense motion. The Company’s external advisors consider that there is high probability that the Company will be exempt from any penalty and that legality of its actions will be confirmed.

On intellectual property and copyright

a.
VBC filed a request for an administrative declaration of the violations on trade matter committed by Wal-Mart de México, S. A. B. de C. V. (Wal-Mart) related to improper use of “La Guía del Entretenimiento” copyrights, into the newspaper publications and guide section, where its counterclaim Wal-Mart requested that VBC’s copyrights be declared invalid.

The National Institute of Copyright (INDAUTOR) determined as a legal the VBC action and denied the counterclaim of Wal-Mart, a decision that was challenged by Wal-Mart before the Federal Court of Fiscal and Administrative Justice, who dated September 13 2012, ruled in favor of VBC, recognizing the validity of the resolution issued by the INDAUTOR, that confirmed that the reservation of rights to the exclusive use of the title “La Guía del Entretenimiento” was properly executed. Not satisfied with that resolution Wal-Mart filed a request for direct legal protection against that judgment, and on May 7, 2013, VBC answered as third party injured in the defense protection motion. On March 3, 2014, VBC offered additional evidence. On October 6, 2014 the authority issued a statement denying support and protection to Wal-Mart. On 20 October 2014 the judgment became final, without prejudice to the decision that denies the nullity of the reservation of law on “La Guía del Entretenimiento”.

On May 28, 2015, the Mexican Industrial Property Institute (IMPI) declares the violation on trade matter under section VIII of Article 231 of the Federal Law of Copyright, for Wal-Mart, and imposed a fine of 5,000 salary days in effect at March 2009. On 24 August 2015, Wal-Mart promoted a nullification lawsuit against this resolution. VBC has lodged statements as a third party in that proceeding for annulment. In the opinion of the advisors, the Tax Court will confirm the violation on trade matter.

b.
On April 14, 2015 VBC delivered to PROFECO the complaint made by Candy Ivette Santa Rita Luna for the fraudulent sale of five tickets made by Luis Fernando Gonzalez Paredes, who figured as Ticketmaster employee, for the musical show called “La Gira del Adiós” of Vicente Fernández on December 28, 2014 at the Convention Center and Charrería Palenque Texcoco. In order to clarify the responsibility of the company and to provide defense evidence against PROFECO, the facts were reported to the authority in Iztacalco, Mexico City.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

c.
The Central Prosecutor for Financial Crimes, requested information to VBC, regarding tickets sale for several events promoted by Promoshow Peninsular, S. A. de C. V. in connection with the complaint presented by the fraud offense against this company. At the date of the financial statements, it has provided the requested information to the authority in order to clarify the responsibility of the VBC in the alleged facts.

Note 18 - New accounting pronouncements:

The following describes a series of MFRS issued by CINIF during December 2013, 2014 and 2015, which will take effect in those years which are indicated. Those MFRS are not considered to have a significant affect in the financial information to be presented by the Company.

2016

MFRS D-3 “Employees' benefits”. It states the valuation, presentation and disclosure standards for the initial and subsequent recognition of short-term and long term liabilities for termination and post-employment benefits. The concept of re-measurements of assets and liabilities for defined benefits is established and the possibility of deferring the recognition of actual gains and losses directly to income, as they accrue, is eliminated. Due to the above, such actuarial gains and losses should be immediately recognized in OCI, requiring their subsequent recycling to net profit or loss. Its early application is allowed as of January 1, 2015.

IFRIC 21 “Recognition of payments for release employees”. IFRIC 21 was issued with the purpose of clarifying the accounting treatment to be applied to separation payments established in MFRS D-3 “Employee benefits”.

2018

MFRS C-2 “Investment in financial instruments”. Establishes the valuation presentation and disclosure standards of the investment in financial instruments. It discards the concept of intention of acquisition and use of an investment in a debt or equity financial instrument to determine its classification and removes the categories of instruments held to maturity and available for sale. It adopts the concept of management's business model of investments in financial instruments.

MFRS C-3 “Accounts receivable”. Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of trade and other receivable accounts in the financial statements of an economic entity. Specifies that the accounts receivable based on a contract represent a financial instrument.

MFRS C-9 “Provisions, contingencies and commitments”. Establishes the valuation, presentation and disclosure standards for liabilities, provisions and commitments, reducing its scope to relocate the matter related to financial liabilities in MFRS C-19. The definition of liability was modified, removing the concept of "virtually unavoidable" and including the term “likely”.

MFRS C-16 “Impairment of receivable financial instruments”. Establishes the valuation, accounting recognition, presentation and disclosure standards of impairment losses of receivable financial instruments.

MFRS C-19 “Financial instruments payable”. Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of payables, borrowings and other financial liabilities in the financial statements of an economic entity. The concepts of amortized cost to value financial liabilities and the effective interest method, based on the effective interest rate, to make such valuation are introduced. Both discounts and costs of issuance of a financial liability are deducted from the liability.

MFRS C-20 “Receivables financing instruments”. Establishes the valuation, presentation and disclosure for the initial and subsequent recognition of receivable financing instruments in the financial statements of an economic entity that

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

carries out financing activities. It discards the concept of intention of acquisition and holding of financial instruments in the asset to determine their classification. It adopts the concept of management business model.

The early application of the following MFRS is allowed as from January 1, 2016, provided they are applied together with MFRS C-2 “Investment in financial instruments”, MFRS C-3 “Accounts Receivable”, MFRS C-9 “Provisions, contingencies and commitments”, MFRS C-16 “Impairment of receivable financial instruments”, MFRS C-19 “Payable financial instruments” and MFRS C-20 “Receivable financing instruments”.

MFRS D-1 “Revenue for client contracts”. Establishes the valuation, presentation and disclosure standards of revenue incurred in to obtain or comply with client contracts. Establishes the most significant aspects for the recognition of revenue through the transfer of control, identification of obligations to be conveyed in a contract, allocation of the transaction amount and recognition of collection rights. This MFRS removes the supplementary application of the International Accounting Standard (IAS) 18 “Revenue” and their interpretation as established in MFRS A-8 “Supplementary application”.

MFRS D-2 “Costs for client contracts”. Establishes the valuation, presentation and disclosure standards of costs arising from client contracts. Establishes the regulation related to the recognition of costs of client contracts, it also includes the accounting treatment of costs related to contracts for construction and manufacturing of capital goods, including costs related to client contracts. This MFRS, together with MFRS D-1, “Revenue for client contracts”, revokes Bulletin D-7, “Contracts for Construction and Manufacturing of Some Capital Goods” and IFRIC 14 “Contracts for construction, sale and delivery of services related to real estate”.

The early application of the following MFRS D-1 “Revenue for client contracts” and MFRS D-2 "Costs for client contracts" is allowed provided it is done jointly.

Improvements to MFRS 2016

MFRS B-7 “Business acquisitions”. The existing contradiction between sections b) and d) of paragraph 5 of this MFRS is removed, where it is specified that entities under common control are not part of the scope of this MFRS, regardless of how the transaction amount has been determined.

MFRS C-1 “Cash and cash equivalents”. Establishes that both the initial and subsequent recognition of cash must be valued at fair value; states that cash equivalents are held to comply short-term obligations and changes the term “available-for-sale investments” for “high liquidity financial instruments”, which should not exceed three months and for their valuation the relevant financial instruments MFRS should be applied.

Bulletin C-2 “Financial instruments, adjustments document”. Removes the concept of available-for-sale financial assets and adds the concept of available-for-sale financial instrument. Includes the characteristics that a financial instrument must comply to be classified as held to maturity. The concept and definition of “transaction costs” are included. States that fair value adjustments related to financial instruments must be recognized affecting the net profit or loss of the period or, where appropriate, recognizing an item in OCI.

Bulletin C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. The concept of “transaction costs” is included, establishing that are those incurred in to produce a financial asset or through which a financial liability is assumed, that would have not been incurred in had such financial asset or liability had been recognized.

MFRS B-10 “Inflation Effects”. Clarifies that the valuation effects of some financials is recognized in OCI instead of being recognized in the outcome for monetary position.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

MFRS C-7 “Investment in associates, joint ventures and other permanent investments”. Specifies that contributions in kind made by a holding or joint venture must be recognized at fair value unless they are consequence of a debt capitalization.

Bulletin C-10 “Derivative financial instruments and hedging transactions”. States the periods of valuation of a hedging transaction effectiveness. Establishes exceptions from primary positions in fair value hedging. Establishes the method for determining the fair value of an embedded derivative when there is no reliable source and provides guidelines on valuation of embedded derivatives when they are separated from the host contract.

Improvements to MFRS 2015

MFRS C-3 “Accounts Receivable” and MFRS C-20 “Receivable financing instruments”. The date of entry into force of these MFRS was changed from January 1, 2016 (early adoption is permitted as of January 1, 2015, provided both MFRS are jointly adopted), to January 1, 2018 (early adoption is permitted as of January 1, 2016, provided both MFRS are jointly adopted).

Note 19 - Summary of significant differences between MFRS and U.S. Generally Accounting Accepted Principles (GAAP):

The Company’s consolidated financial statements have been prepared in accordance with MFRS, which differs in certain significant respects from U.S. Generally Accepted Accounting Principles. (U.S. GAAP). Such differences involve methods of measuring certain amounts shown in the consolidated financial statements, as well as additional disclosures required by U.S. GAAP and regulations of the Securities and Exchange Commission (SEC). Pursuant to Item 15 of Form 10K, this reconciliation does not include the disclosure of all information that would be required by U.S. GAAP and regulations of the SEC.

I.	Differences in measurement methods

a.
The figures of non-monetary line items at December 31, 2015 and 2014 are stated in historical Mexican pesos modified by the inflation effects up to December 31, 2007. Starting January 1, 2008, according to the provisions of MFRS B-10 “Inflation Effects”, the Company discontinued the recognition of inflation accounting as the Mexican economy is not an inflationary environment, since cumulative inflation has been below 26% (limit to define an economy as inflationary under MFRS). Under U.S. GAAP effects of inflation recognized under MFRS up to 2007 might not be recognized. The reconciliation does not include the reversal of the adjustments to the consolidated financial statements for the effects of inflation, because, as permitted by the SEC, it represents a comprehensive measure of the effects of price-level changes in the Mexican economy, and as such, is considered a more meaningful presentation than historical cost-based financial reporting for U.S. GAAP.

b.
The Company provides financing to related parties, for which interest is determined by using the nominal interest rate. In accordance with ASC 470 “Debt” the borrower's periodic interest cost shall be determined by using the effective interest method considering in the determination of interest, the debt issuance costs, discounts and premium throughout the outstanding term of the loan using a constant interest rate.

The Company quantified the effects of the differences in the measurement methods explained above, and determined that the impact to the consolidated financial statements under U.S. GAAP derived from those differences was not significant neither to the statement of financial position (balance sheet), net income nor the stockholders’ equity; therefore a reconciliation of the balance sheet, net income and stockholders' equity from MFRS to U.S. GAAP is not presented for the years ended December 31, 2015 and 2014.

II.	Additional accounting policies under U.S. GAAP and reclassifications

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

a.	Consolidation

Subsidiaries

The Company uses the acquisition method to recognize the business acquisitions. The consideration of the acquisition of a subsidiary is determined based on the fair value of the net transferred assets, the assumed liabilities and the share capital issued by the Company. The acquisition consideration also includes the fair value of such contingent amounts receivable or payable as part of the agreement.

The acquisition-related costs are recognized as expenses when incurred. Identifiable acquired assets and liabilities and contingent liabilities assumed in a business combination are initially measured at their fair values at the acquisition date. The non-controlling interest in the acquiree is recognized at fair value at the acquisition date.

The excess of the consideration paid and the non-controlling interest in the acquiree equity over the fair value of the Company's share in the net identifiable assets of the acquired entity is recognized as goodwill. If such comparison results in a negative amount, as in the case of a bargain purchase, the difference is recognized reducing the acquired non-current assets.

Transactions, balances and unrealized gains and losses resulting from transactions between the consolidated companies have been eliminated. The accounting policies for subsidiaries have been changed to ensure consistency with the accounting policies adopted by the Company, in cases where it was necessary.

The consolidation was carried out by using the financial statements of its subsidiaries.

Recording, functional and reporting currency

The recording, functional and reporting currencies of the Company, its subsidiaries and associates is the Mexican peso, therefore, no translation process was necessary.

Reclassifications

Certain reclassifications have been made to the 2014 consolidated financial statements to conform to the 2015 presentation. There is no impact to the consolidated financial statements.

b.	Impairment of accounts receivables for ticket sales

The Company evaluates the collectability of its accounts receivable based on a combination of factors. Generally, it records specific allowances to reduce the amounts of the receivables recorded when a customer’s account matures beyond typical collection patterns, or the Company becomes aware of a customer’s inability to meet its financial obligations.

The Company believes that the credit risk with respect to trade receivables is limited due to the massive diversification of its customers.

c.	Furniture and equipment - Impairment

The Company performs tests for possible impairment of furniture and equipment whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the estimated undiscounted future cash flows related to the assets is compared with the carrying amount of those assets. If the carrying value is greater than the estimated undiscounted future cash flows, the cost basis of the asset is reduced to reflect its current fair value.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

The Company uses various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates and other fair value measures. Impairment loss calculations requires management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with the assumptions and judgments used in estimating future cash flows and asset fair values, the Company may be exposed to future impairment losses that could be material to our results of operations.

Furniture and equipment are stated at cost at date of acquisition. Depreciation is computed using the straight-line method over their estimated useful lives, which are as follows:

Computer and peripheral equipment - 3 years
Furniture and equipment - 10 years
Transportation equipment - 4 years

Leasehold improvements are depreciated over the shorter of the economic life or associated lease term assuming the Company exercises renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for asset renewal and improvements are capitalized.

d.	Intangibles

Definite-lived: are those which expected future economic benefits is limited by any legal or economic condition and are amortized on a straight line basis, based on the best estimate of their useful life and are subject to annual impairment testing when impairment indicators are identified.

Indefinite-lived assets. Depending on facts and circumstances, qualitative factors may first be assessed to determine whether the existence of events and circumstances indicate that it is more likely than not that an indefinite-lived intangible asset is impaired. If it is concluded that it is more likely than not impaired, then the Company performs a quantitative impairment test by comparing the fair value with the carrying amount.

The Company tests for possible impairment of definite-lived intangible assets whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair value.

The Company test for possible impairment of indefinite-lived intangible assets on at least an annual basis. Based on facts and circumstances, the Company performs either a qualitative or a quantitative assessment for impairment. If a qualitative assessment is performed, and the existence of events and circumstances indicate that it is more likely than not that an indefinite-lived intangible asset is impaired, then the Company performs the quantitative impairment test by comparing the fair value with the carrying amount. When specific assets are determined to be impaired, the cost basis of the asset is reduced to reflect the current fair value.
The Company uses various assumptions in determining the current fair market value of these definite-lived and indefinite-lived intangible assets, including future expected cash flows and discount rates, as well as other fair value measures. Our impairment loss calculations require us to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, the Company may be exposed to future impairment losses that could be material to our results of operations.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

e.	Ticketing contract advances

Ticketing contract advances, represent amounts paid in advance to the Company’s clients pursuant to ticketing agreements, which are reflected as intangible assets with definite-life if the amount is expected to be recouped or recognized over a period of more than 12 months. Recoupable ticketing contract advances are generally recoupable against future royalties earned by the clients, based on the contract terms, over the life of the contract. Ticketing contract advances, are fixed additional incentives paid by the Company to secure exclusive rights with certain clients and are normally amortized over the life of the contract on a straight-line basis. Amortization of these ticketing contract advances is included in the statements of income.

f.	Revenue

a.	Revenue from future events

Revenue from future events represents future advertising space sales, which are recognized in income when the customer uses those advertising spaces, such as: the VBC bulletin “La Guía de Entretenimiento”, on the tickets and envelopes, as well as advertising by telephone and internet.

b.	Revenue from commissions on ticket sales

Revenue from ticketing operations primarily consists of convenience and order processing fees charged at the time a ticket for an event is sold and is recorded on a net basis (net of the face value of the ticket). The Company delivers the face value of the tickets sold to the venue at which the event took place within two working days after the event occurs.

c.	Revenue recognition for services

The revenues from marketing services, commercialization of databases and other services are recognized in the accounting period in which the services are rendered.

III. Additional disclosure requirements

a.	Fair value measurements disclosures

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Effective January 2010, the Company adopted new accounting guidance under ASC 820 that requires additional disclosures including, among other things, (i) the amounts and reasons for certain significant transfers among the three hierarchy levels of inputs, (ii) the gross, rather than net, basis for certain level 3 roll forward information, (iii) use of a “class” rather than a “major category” basis for assets and liabilities, and (iv) valuation techniques and inputs used to estimate level 2 and level 3 fair value measurements.
In addition, ASC 820-10 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following instruments were recognized at fair value using the aforementioned hierarchy (mainly level 1):

Cash and cash equivalents: consist of cash in hand and money market funds. Fair values for cash equivalents are based on quoted prices in an active market.

Account receivables and account payables: The book value of the account receivables and accounts payables is similar to their fair value and corresponds to current account receivables and current accounts payable.

b.	Related-party transactions

Relationship with Operadora de Centros de Espectaculos, S. A. de C. V. (OCESA)

OCESA is an entity that has contracts with show centers and other venues, and maintain business relationships with VBC to give exclusive access for the ticketing operation.

Relationship with OCESA Presenta, S. A. de C. V. (OPRES)

OPRES is an entity that has contracts with show centers and other venues, and maintains business relationships with VBC to give exclusive access for the ticketing operation.

Relationship with Servicios Administrativos de Entretenimiento, S. A. de C. V. (SEVAB)

SEVAB provides administrative services to VBC.

Key Management compensations

The Company does not have employees, as mentioned before; these services are provided by a related party and are considered in Note 8 to the financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

c.	Intangible and other assets:

Intangible assets at December 31, 2015 and 2014 are as follows:

	December 31,
		2015		2014
Definite-lived Intangible assets				Unaudited

Ticketing contracts - Gross	Ps	26,918,476	Ps	42,212,904
Accumulated amortization		(13,737,406)		(23,967,102)
Software EDB-Ticket - Gross		6,715,900		6,715,900
Accumulated amortization		(2,559,463)		(1,894,432)

Subtotal		17,337,507		23,067,270

Indefinite-lived Intangible assets

E-Ticket Brand		1,900,100		1,900,100
Non-compete agreement - ETK		5,600,000		5,600,000

Total Intangible assets		24,837,607		30,567,370

Lease hold improvements - Gross		—		38,093,223
Accumulated amortization		—		(24,909,901)
Other		102,774		—

Total	Ps	24,940,381	Ps	43,750,692

Amortization of definite-lived intangible assets and lease hold improvements for the years ended December 31, 2015 and 2014 was Ps22,671,911, and Ps9,101,732, respectively.

There were no additions in 2015 and 2014 to definite-lived intangible assets from acquisitions.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets outstanding as of December 31, 2015:

	Amortization

2016	Ps	3,638,072
2017		3,001,666
2018		2,060,833
2019		1,400,000
2020		1,272,419

Indefinite-lived intangibles

The Company has indefinite-lived intangible assets which consist primarily to trade names and non-compete agreements. These indefinite-lived intangible assets had a carrying value of Ps7,500,100 and Ps7,500,100 as of December 31, 2015 and 2014, respectively.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

Management signed a non-compete agreement with the owners of the non-controlling interest; the contract will be effective only if the non-controlling interest determines to sell their ownership of the Company. Since Management do not have the elements to determine when the contract will be effective, the non-compete agreement is considered as an indefinite-lived intangible asset.

The Company tests for possible impairment of indefinite-lived intangible assets on at least an annual basis. There was no impairment charge on these assets recorded for the years ended December 31, 2015 and 2014.

d.	Revenue analysis

Gross versus net presentation of revenue

The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company has the substantial risks and rewards of ownership under the terms of an arrangement. The Company’s revenue, which primarily consists of convenience charges and order processing fees from its ticketing operations, is recorded net of the face value of the ticket as the Company generally acts as an agent in these transactions. These reclassifications do not affect the operating income. Revenue associated with fees charged to clients to cover bank commissions for the use of credit cards are presented on a gross basis.

A reclassification is considered in the analysis below to present costs of bank commissions net of the relating revenue:

	Year ended
	December 31,

		2015		2014
				Unaudited

Revenue as reported under MFRS	Ps	843,080,800	Ps	592,427,661
Reclassification from Cost of Services (1)		(113,300,464)		(56,784,450)
Revenue under US GAAP	Ps	729,780,336	Ps	535,643,211

(1) Bank commissions paid for the sale of tickets with credit cards are recovered as part of the price of the services. Amounts paid are recognized within the Cost of Services and amounts charged to clients for this concept are recognized as revenue on a gross basis. The reclassification is to present the amount paid for bank commissions net of the amounts recognized for credit card recovery.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
For the years ended December 31, 2015 and 2014
_______________________________________________________________________________________________________________________________________

The analysis of deferred tax assets and deferred tax liabilities is as follows:

	December 31,

Deferred taxes included within:		2015		2014
				Unaudited
Assets:
Furniture and equipment	Ps	2,714,070	Ps	783,690
Deferred revenue		—		577,069
Accruals		5,595,338		2,854,720
Allowance for doubtful accounts		36,988		185,198
Total deferred tax assets		8,346,396		4,400,677
Liabilities:
Cost of future events		(405,028)		(2,435,919)
Intangible and other assets		(3,148,579)		(5,313,871)
Total deferred liabilities		(3,553,607)		(7,749,790)
Net deferred income taxes	Ps	4,792,789	Ps	(3,349,113)

e.	Commitments and contingent liabilities

As of December 31, 2015, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year consist of the following:

	Non-cancelable
	Operating Leases

2016	Ps	11,496,939
2017		11,850,920
2018		12,219,483
2019		12,626,392
2020		13,025,386
Total	Ps	61,219,120

The accompanying nineteen notes are an integral part of these financial statements, which were authorized for issuance on March 4, 2016, by George Gonzalez and Jorge López de Cardenas Ramírez except for the Note 19 which was authorized for its issuance on June 21, 2016.